SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 2)

                            G-III Apparel Group, Ltd.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   362-37H-101
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2002
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP NO. 362-37H-101                                               Page 2 of 11
--------------------------------------------------------------------------------
1)  Name And I.R.S. Identification No. Of Reporting Person

    Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)
    (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   143,260 Shares*
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   143,260 Shares*
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person :
       143,260 Shares*
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       2.1% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

* Wynnefield Partners Small Cap Value, L.P. has purchased an aggregate of 3,300 shares since December 31, 2002.

CUSIP NO. 362-37H-101                                               Page 3 of 11
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Partners Small Cap Value, L.P.I  13-3953291
--------------------------------------------------------------------------------
2)  Check the Appropriate Box If a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting Person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   186,272 Shares*
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   186,272 Shares*
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       186,272 Shares*
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
    See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       2.7% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  PN
--------------------------------------------------------------------------------

* Wynnefield Partners Small Cap Value, L.P. I has purchased an aggregate of 4,800 shares since December 31, 2002.

CUSIP NO. 362-37H-101                                               Page 4 of 11
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   64,900 Shares*
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   64,900 Shares*
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       64,900 Shares*
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       0.9% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

* Wynnefield Small Cap Value Offshore Fund, Ltd. has purchased an aggregate of 2,800 shares since December 31, 2002.

CUSIP NO. 362-37H-101                                               Page 5 of 11
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Channel Partnership II, L.P. 22-3215653
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   7,100 Shares
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   7,100 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       7,100 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       0.1% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO. 362-37H-101                                               Page 6 of 11
--------------------------------------------------------------------------------

1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Capital Management, LLC 13-4018186
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   329,532 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   329,532 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       329,532 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       4.8% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
--------------------------------------------------------------------------------

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 362-37H-101                                               Page 7 of 11
--------------------------------------------------------------------------------

1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   64,900 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   64,900 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       64,900 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       0.9% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 362-37H-101                                               Page 8 of 11
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    Nelson Obus
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:  United States of America
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES                   7,100 Shares (1)
BENEFICIALLY OWNED BY         --------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                   7,100 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       7,100 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       0.1% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person IN
--------------------------------------------------------------------------------

(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

This Amendment No. 2 amends and restates in its entirety the Statement of Beneficial Ownership on Schedule 13G, Amendment No. 1, filed with the Securities and Exchange Commission on February 12, 2003, by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Channel Partnership II, L.P. and Nelson Obus with respect to the shares of common stock, par value $0.01 per share, of G-III Apparel Group, Ltd., a Delaware corporation with its principal executive offices located at 512 Seventh Avenue, New York, New York 10018.

ITEM 1(a).  Name of Issuer:

            G-III Apparel Group, Ltd.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            512 Seventh Avenue, New York, New York 10018
            --------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

            Wynnefield Partners Small Cap Value, L.P. ("Partners")
            --------------------------------------------------------------------
            Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
            --------------------------------------------------------------------
            Wynnefield Partners Small Cap Value Offshore Fund, Ltd. ("Fund")
            --------------------------------------------------------------------
            Channel Partnership II, L.P. ("Channel")
            --------------------------------------------------------------------
            Wynnefield Capital Management, LLC ("WCM")
            --------------------------------------------------------------------
            Wynnefield Capital, Inc. ("WCI")
            --------------------------------------------------------------------
            Nelson Obus ("Obus")
            --------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

            450 Seventh Avenue, Suite 509, New York, NY 10123
            --------------------------------------------------------------------

ITEM 2(c).  Citizenship:

            Partners and Partners I are Delaware Limited Partnerships
            --------------------------------------------------------------------
            Fund and WCI are Cayman Islands Companies
            --------------------------------------------------------------------
            WCM is a New York Limited Liability Company
            --------------------------------------------------------------------
            Channel is a New York Limited Partnership
            --------------------------------------------------------------------
            Obus is a citizen of the United States of America
            --------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

            Common Stock, $.01 Par Value Per Share
            --------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  362-37H-101

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a) Amount beneficially owned by all reporting persons:  401,532 Shares
(b) Percent of class:  5.9 % of Common Stock
(c) Number of shares as to which the reporting persons have:

         (i)   sole power to vote or to direct the vote:
                  401,532 Shares

         (ii)  shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:

                  401,532 Shares

         (iv)  shared power to dispose or to direct the disposition

ITEM 5.     Ownership of five percent or less of a class.

                Not applicable.

ITEM 6.     Ownership of more than five percent on behalf of another person.

                Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

               Not applicable.

ITEM 8.     Identification and classification of members of the group.

            None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.     Notice of dissolution of group.

               Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   February 18, 2003

                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                           By:      Wynnefield Capital Management, LLC,
                                    General Partner

                                    By:/s/ Nelson Obus
                                       ----------------------------------
                                           Nelson Obus, Managing Member


                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                           By:      Wynnefield Capital Management, LLC,
                                    General Partner

                                    By:/s/ Nelson Obus
                                       -----------------------------------
                                           Nelson Obus, Managing Member


                           WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                           By:      Wynnefield Capital, Inc.

                                    By:/s/ Nelson Obus
                                    --------------------------------------
                                          Nelson Obus, President


                           CHANNEL PARTNERSHIP II, L.P.


                           By:/s/ Nelson Obus
                           --------------------------------------
                                Nelson Obus, General Partner

                           /s/ Nelson Obus
                           ---------------------------------
                           Nelson Obus, Individually


                           WYNNEFIELD CAPITAL MANAGEMENT, LLC

                           By:  /s/ Nelson Obus
                                ------------------------------------------
                                    Nelson Obus, Managing Member


                           WYNNEFIELD CAPITAL, INC.

                           By:  /s/ Nelson Obus
                                ------------------------------------------
                                Nelson Obus, President